Exhibit (n)(2)

CONSENT OF INDEPENDENT AUDITORS

We consent to the use in this Amendment No.1 to Registration Statement No. 333-197089 on Form N-2 of our report dated February 24, 2014, relating to the special purpose schedule of investments of TriplePoint Capital LLC and subsidiaries (the “Selling Company”) to be acquired by TriplePoint Venture Growth BDC Corp. as of February 3, 2014 (which report expresses an unmodified opinion and includes an emphasis-of-matter paragraph relating to the fact that the special purpose schedule of investments was prepared based on the selected investments identified in Note 1 using the basis of presentation described in Note 2 to the schedule and is not intended to be a complete presentation of the Selling Company’s investments), appearing in the Prospectus, which is part of such Registration Statement, and to the reference to us under the heading ‘‘Experts’’ in the Prospectus, which is part of such Registration Statement.

/s/ Deloitte & Touche LLP
San Francisco, CA
August 22, 2014